EXHIBIT 5
Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005

Telephone (202) 347-0300
Facsimile (202) 347-2172
WWW.EMTH.COM
October 28, 2005
Board of Directors
TD Banknorth Inc.
P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to TD Banknorth Inc. (“TD Banknorth”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the “Registration Statement”) relating to the issuance of shares of TD Banknorth’s common stock, $.01 par value per share (the “Shares”), in connection with the proposed merger of Hudson United Bancorp with and into TD Banknorth, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.
     Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading “Legal Opinions” in the joint proxy statement/prospectus constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Gerard L. Hawkins
Gerard L. Hawkins, a Partner